                                                                    Exhibit 10.4

                            FORM OF NON-COMPETITION
                              AND PLEDGE AGREEMENT

         This Non-Competition and Pledge Agreement (this "AGREEMENT") dated as of _______, 2004 is entered into by and among [Name of Managing Director] (the
"DIRECTOR") and Greenhill & Co., Inc., a Delaware corporation (the "COMPANY").

         WHEREAS, concurrently with the execution and delivery of this
Agreement, the Company is entering into a Reorganization Agreement and Plan of
Merger (as defined below) pursuant to which the Company will have changed its organizational structure from a limited liability company to a corporation;

         WHEREAS, concurrently with the execution and delivery of this
Agreement, the Director will make the Offer to Sell in relation to his interests in the Partnership and the Business to [Greenhill & Co. Cayman Limited] as a
going concern in exchange for consideration;

         WHEREAS, upon consummation of the transactions contemplated by the
Reorganization Agreement and the Plan of Merger and the Offer to Sell, the
Company desires to secure the continued services of the Director as a director of GE Limited pursuant to the terms provided for herein and to the terms set out in the Appointment Letter; and

         WHEREAS, the Director acknowledges and agrees that it is essential to the success of the Company that the Company be protected by non-competition and related protective restrictive agreements as set forth in this Agreement, which the Director acknowledges and agrees are reasonable and which will not unnecessarily restrict the Director's professional opportunities should the
Director's office holding with GE Limited terminate.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions.

         (a) "ADJUSTED COVERED SHARES" shall have the meaning set forth in
Section 6 of this Agreement.

         (b) "APPOINTMENT LETTER" shall mean the letter which appoints the
Director as a non-executive director of GE Limited.

         (c) "BOARD" means the Board of Directors of the Company.

         (d) "BUSINESS" shall mean all the businesses carried on by the
Partnership at the date of this Agreement.

         (e) "BUSINESS DAY" means a day, other than Saturday, Sunday or other day on which The New York Stock Exchange or other principal stock exchange or quotation system on or through which Shares are then traded is closed.

         (f) "CHANGE IN CONTROL" means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate or that, in each case,

requires shareholder approval under the laws of the Company's jurisdiction of organisation, unless immediately following such transaction, either: (i) at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of the Company that were outstanding immediately prior to the transaction (or securities into which the
Company's securities were converted or exchanged in such transaction); or (ii)
at least 50% of the members of the board of directors (including directors whose election or nomination was approved by the incumbent directors of the Board) of the company resulting from the transaction were members of the Board at the time of the Board's approval of the execution of the initial agreement providing for the transaction.

         (g) "COLLATERAL" shall have the meaning set forth in Section 6 of this
Agreement.

         (h) "COMMON STOCK" shall mean the common stock of the Company.

         (i) "COMPETITIVE ENTERPRISE" shall have the meaning set forth in
Section 3 of this Agreement.

         (j) "COVERED SHARES" shall mean (A) as of the date hereof, the Original
Covered Shares and (B) as of any other date, the Original Covered Shares or, if an adjustment shall have been made pursuant to Section 6(b) of this Agreement, the Adjusted Covered Shares.

         (k) "DEFAULT" shall have the meaning set forth in Section 6 of this
Agreement.

         (l) "EFFECTIVE DATE" shall mean the date of this Agreement.

         (m) "GE LIMITED" shall mean Greenhill & Co. Europe Limited, a company incorporated in England and Wales under the Companies Act 1985 registered number
03688817.

         (n) "LIQUIDATED DAMAGES AMOUNT" shall mean an amount equal to
$[    ](1).

         (o) "OFFER TO SELL" shall mean the Offer to Sell interests in the
Partnership and the Business to Greenhill & Co. Cayman Limited made on
[       ] 2004.

         (p) "ORIGINAL COVERED SHARES" shall mean a number of Shares owned by the Director determined by dividing the Required Amount by [$ ][the IPO per share price].

         (q) "PARTNERSHIP" shall mean Greenhill & Co. International LLP, a limited liability partnership incorporated in England and Wales under the
Limited Liability Partnerships Act 2000 with registered number OC300796.

         (r) "REQUIRED AMOUNT" shall mean $[        ].(2)

--------
         (1)  Insert amount applicable to the Director.

         (2) Insert an amount equal to the lesser of (i) the greater of (x) each
MDs pro rata ownership in Greenhill Holdings LLC multiplied by $200 million and
(y) $2 million and (ii)
(...continued)

         (s) "RESTRICTION PERIOD" shall mean the period beginning on the
Effective Date and ending on the earlier of (i) the Director's death and (ii)
the fifth anniversary of the Effective Date; provided, however, if the termination of the Director's office occurs prior to such fifth anniversary date, the Restriction Period shall end on the date that is (A) [one][two](3)
year[s] following the date of the termination of the Director's office, or (B)
the date of termination of the Director's office if that termination occurs in connection with the occurrence of a Change in Control (as determined by the
Board in its sole discretion).

         (t) "REORGANIZATION AGREEMENT AND PLAN OF MERGER" shall mean the
Reorganization Agreement and Plan of Merger among the Company, certain of its affiliates and other persons named therein dated as of even date herewith.

         (u) "REVALUATION DATE" shall mean each of the second, third and fourth anniversary dates of the Effective Date or, if any such anniversary date is not a Business Day, the next succeeding Business Day.

         (v) "SECURED OBLIGATIONS" shall mean the Liquidated Damages Amount and the Director's obligations pursuant to Section 6(j) of this Agreement.

         (w) "SHARE VALUE" shall mean at any date of determination and for any
Shares, an amount equal to (i) the number of such Shares multiplied by (ii) the average closing price per Share for the most recent 20 trading days preceding the determination date, as published by or on The New York Stock Exchange or other principal stock exchange or quotation system on or through which Shares are then traded.

         (x) "SHARES" shall mean shares of common stock of the Company.

         (y) "TRANSFER RIGHTS AGREEMENT" shall mean the Transfer Rights
Agreement between the Company and Director dated as of even date herewith.

         Section 2. Equity Incentive Plans. During the term of the Director's office, subject to the Director's continued appointment under the terms of the
Appointment Letter, the Director shall be eligible to participate in any equity incentive plan available for the Company's directors or employees, as such plans or programs may be in effect from time to time, in accordance with the terms of any such plan.

         Section 3. Non-competition.

         (a) The Director acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates. The Director further acknowledges and agrees that in connection with the transactions contemplated by the Reorganization Agreement and Plan of Merger and Offer to Sell, and in the
course of the Director's subsequent office holding with GE Limited as set out in the Appointment Letter, the Director has been and will

--------
                                                                  (continued...)
an amount equal to the value of 50% of the Shares owned by the Director at the time of the IPO.

         (3) Two years following termination of employment for MDs who are members of the Management Committee as of the Effective Date, one year following termination of employment for all other MDs. be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Company or its affiliates, and has been and will

 be provided with the
opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Company or its affiliates, and the Director further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Company or its affiliates or any of their predecessors have invested and will continue to invest substantial time, effort and expense.

         Accordingly, the Director agrees that during the Restriction Period, the Director shall not, directly or indirectly, on the Director's behalf or on behalf of any other person, firm, corporation, association or other entity, as a director, employee or otherwise, engage in, or in any way be concerned with or negotiate for, or acquire or maintain any ownership interest in, a Competitive
Enterprise. For the purposes of this Agreement, "COMPETITIVE ENTERPRISE" shall mean a business (or business unit) that (i) engages in any activity or (ii) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity in which the Company or any of its subsidiaries is engaged at the time the Director ceases to hold office under the Appointment Letter. The activities covered by the previous sentence include, without limitation, investment banking financial advisory services and merchant banking and related services. Notwithstanding anything to the contrary in this Section 3, the foregoing provisions of this Section 3 shall not prohibit the Director from providing services to an entity having a stand-alone business unit which unit would, if considered separately for the purposes of the definition of "Competitive Enterprise" hereunder, constitute such a Competitive Enterprise, provided the Director is not providing services to such business unit and provided further that employment in a senior executive capacity of the business shall be deemed to be employment in the Competitive
Enterprise. Further, notwithstanding anything in this Section 3, the Director shall not be construed to be in violation of this Section 3 solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive
Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Director's interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise
(or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise).

         (b) The Director acknowledges that the Company or its affiliates is engaged in business throughout the United States and in various countries outside of the United States and that the Company intends to expand the geographic scope of its activities. Accordingly and in view of the nature of his position and responsibilities, the Director agrees that the provisions of this
Section 3 shall be applicable to each state and each foreign country, possession or territory in which the Company or its affiliates may be engaged in business during the term of his office.

         (c) The Director agrees that in light of the Director's education, skills, abilities and financial resources and given the terms of the Offer to
Sell, the Director will not assert, and it shall not be relevant nor admissible as evidence in any dispute arising under this Section 3, that any provisions of this Section 3 prevent the Director from earning a living or otherwise are or may be void or held unenforceable. In applying this Section 10, the wishes or preferences of a client or prospective client of the Company or its affiliates as to who shall perform its services, or the fact that the client or prospective client of the Company or its affiliates may also be a client of a third party with whom the Director is or becomes associated, shall neither be relevant nor admissible as evidence in any dispute arising under this Section 3.

         (d) The Director shall remain subject to the restrictions of this
Section 3 until the expiration of the Restriction Period.

         Section 4. Non-solicitation. The Director agrees that during the term of his office as a director of GE Limited and for a 12-month period thereafter, the Director

will not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, solicit, entice, persuade, induce, request or otherwise cause any employee who is at the associate level or above, officer or partners of the Company or any of its affiliates to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Company or to terminate his or her relationship, contractual or otherwise, with the Company or any of its affiliates, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Company or any of its affiliates.

         Section 5. Remedies Upon Breach and Liquidated Damages.

         (a) Damages. The Director agrees that if the Director were to breach any provision of Section 3 or 4 of this Agreement, the Company would suffer damages that are difficult to calculate and not readily ascertainable.
Accordingly, in addition to and without limiting any remedies in law or in equity that may be available to the Company for the breach of Sections 3 or 4 of this Agreement, including, without limitation, injunctive or other equitable relief, the Director agrees that in the event of a breach by the Director of
Section 3 or 4 of this Agreement, the Director shall pay the Company (or a designated affiliate) immediately following a determination by the Company of such breach and a written demand therefor, a cash payment as and for liquidated damages equal to the Liquidated Damages Amount. The Director acknowledges and agrees that the payment required by this Section 5(a) is a reasonable forecast of the damages likely to result from such breach. The Director further agrees that the payment of the Liquidated Damages Amount shall not be construed as a release or waiver by the Company of the right to prevent the continuation of any such breach of Section 3 or 4 of this Agreement in equity or otherwise and shall not preclude or be construed to preclude the Company from making a showing of irreparable injury or any other element that may be necessary to secure injunctive relief. The Director acknowledges, understands and agrees that the payment obligation set forth in this Section 5(a) is not, and is not intended to be, a penalty of any kind.

         (b) Injunctive Relief. The Director acknowledges and agrees that the
Company's remedy at law for any breach of the covenants contained in Sections 3 or 4 of this Agreement would be inadequate and that for any breach of such covenants, the Company shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Agreement, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining the Director from committing or continuing to commit any violation of the covenants. The Director agrees that proof shall not be required, that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

         Section 6. Pledge in Connection With Secured Obligations.

         (a) Pledge. As collateral security for the full and timely payment of the Secured Obligations if and when payable, the Director hereby assigns, pledges and grants a security interest in (i) the Covered Shares, (ii) all rights and privileges with respect to the Covered Shares, (iii) all income and profits thereon, (iv) all dividends, payments and other distributions with respect thereto and (v) all proceeds thereof and substitutions therefor
(collectively, the "COLLATERAL"). The Covered Shares are granted as security only and shall not subject the Company to, or in any way affect or modify, any obligation or liability of the Director with respect to any of the Director's
Collateral or any transaction in connection therewith.

         (b) Delivery and Maintenance of Collateral. On the Effective Date, the
Director shall deliver to the Company certificates representing the Original
Covered Shares (together with undated stock powers signed in blank). No later than the fifth

Business Day after each Revaluation Date, the Company shall determine the Share
Value of the Director's Covered Shares as of such Revaluation Date and promptly notify the Director thereof. If the Share Value of the Covered Shares then subject to this Section 6 exceeds the Required Amount and no Default shall have occurred and be continuing, the Company shall release from the pledge hereunder that number of the Covered Shares having a Share Value equal to the excess of the Share Value of the Covered Shares therefore subject to this Section 6 over the Required Amount (the Shares not so released from the pledge the "ADJUSTED
COVERED SHARES").

         (c) Certificates. The certificates evidencing the Covered Shares shall remain in the physical custody of the Company or its designee at all times until
(i) the termination of the Restriction Period or (ii) in the event of the
Director's breach of Section 4 or 5 of this Agreement, the Director's payment in full of the Secured Obligations.

         (d) Remedies of a Secured Party.

                  (i) This Agreement constitutes a security agreement for
         purposes of the Uniform Commercial Code in all relevant jurisdictions.
         Upon the nonpayment of the Secured Obligations when due under this
         Agreement (a "DEFAULT"), the Company shall have all the rights and remedies of a secured party provided in the Uniform Commercial Code in force in New York.

                  (ii) If a Default shall have occurred and be continuing, the
         Company shall have the right to receive and to retain as Collateral hereunder all dividends, interest and other payments and distributions made upon or with respect to the Collateral, and the Director shall take all such action as the Company may deem necessary or appropriate to give effect to such right.

                  (iii) If a Default shall have occurred and be continuing, the
         Company shall have the right to the extent permitted by law, and the
         Director shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and take any other action with respect to any or all of the Covered Shares with the same force and effect as if the Company were the absolute and sole owner thereof.

                  (iv) If the Company is required by law to provide notice of a proposed sale or other disposition of the Collateral, such notice shall be deemed reasonable and proper if given not less than ten days' prior to any such sale or other disposition. The Company and the Director agree that such notice constitutes "reasonable notification" within the meaning of Section 9-504(3) of the Uniform Commercial Code.

                  (v) If a Default shall have occurred and be continuing, the
         Company shall first exercise its rights with respect to the Collateral under this Section 6 before seeking any other remedy at law that may be available to the Company. Notwithstanding the preceding sentence, the
         Company shall remain entitled to seek an injunction, restraining order or other equitable relief in accordance with Section 5(b) of this
         Agreement at any time a Default shall have occurred and be continuing.

         (e) Perfection of Security Interest. The Director agrees that the
Director will, at the Company's expense and in such manner and form as the
Company may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be reasonably necessary or desirable, or that the Company may reasonably request, in order to

create, preserve, perfect or validate any security interest or to enable the
Company to exercise and enforce its rights hereunder with respect to any of the
Collateral. To the extent permitted by applicable law, the Director hereby authorizes the Company to execute and file, in the name of the Director or otherwise, Uniform Commercial Code financing statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which the Company in its sole discretion may deem necessary or appropriate to further perfect its security interest in the Collateral.

         (f) Record Transfer of Covered Shares. If a Default has occurred, the
Company may, in its sole discretion, cause any or all of the Covered Shares to be transferred of record into the name of the Company or its nominee. The
Director will promptly give to the Company copies of any notices or other communications received by him with respect to Shares registered in the name of the Director (other than from the Company), and the Company will promptly give to the Director copies of any notices and communications received by the Company with respect to Covered Shares registered in the name of the Company or its nominee.

         (g) Dividends, etc. With Respect to Collateral. Unless a Default shall have occurred and be continuing, the Director shall have the right, from time to time, to receive and retain all cash dividends, interest and other payments and distributions made upon or with respect to the Collateral and to vote and to give consents, ratifications and waivers with respect to the Covered Shares, and the Company shall deliver to the Director or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Covered Shares which is registered in the name of the Company or its nominee as shall be specified in such request and be in form and substance satisfactory to the Company.

         (h) Appointment as Attorney-in-Fact. The Director hereby irrevocably appoints the Company its true and lawful attorney, with full power of substitution, in the name of the Director, the Company or otherwise, for the sole use and benefit of the Company, to the extent permitted by law to exercise, at any time and from time to time while a Default has occurred and is continuing, all or any of the following powers with respect to all or any of the
Collateral:

                  (i) to demand, sue for, collect, receive and give acquittance for any and all monies due to become due upon or by virtue thereof,

                  (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

                  (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Company were the absolute owner thereof, and

                  (iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto.

         (i) Additional Liens on Collateral. The Director covenants and agrees that in the event that any of the Collateral shall become subject to any lien or security interest other than the lien and security interest in favor of the
Company created hereunder, or the lien on and security interest in the
Collateral in favor of the Company created hereunder shall cease to be a first priority perfected security interest in and lien on any of such Collateral except pursuant to a release herein contemplated, the Director will promptly take whatever reasonable action may be necessary and requested by the Company to release such other liens or security interests or to restore the Company's lien on and security interest in the Collateral as a first priority perfected security interest or lien, as the case may be. The Director

acknowledges that money damages would not be a sufficient remedy for the breach of the Director's covenant in this paragraph and that, in addition to all other remedies that may be available, the Company shall be entitled to specific performance as a remedy for any such breach.

         (j) Enforcement Expenses. The Director agrees that the Director will forthwith upon demand pay to the Company the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel and of any other experts, which the Company may incur in connection with
(i) the enforcement of this Section 6, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of any security interest, (ii) the collection, sale or other disposition of any of the Collateral, (iii) the exercise by the Company of any of the rights conferred upon it under this Section 6 or (iv) any Default; provided that in no event shall the total amount collected pursuant to this paragraph exceed the value of the Collateral.

         (k) Termination of Security Interest. Upon the termination of the
Restriction Period or the payment in full of the Secured Obligations, the security interests created hereby shall terminate and all rights to the
Collateral shall revert to the Director and the Company shall, at the expense of the Director, take all actions which may reasonably be requested by the Director to reflect the termination of such security interest.

         Section 7. Enforceability. In the event any of the provisions of
Sections 3, 4, 5 or 6 of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

         Section 8. Entire Agreement. This Agreement and the Transfer Rights
Agreement contain the entire understanding and agreement between the Company and the Director concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and the Director with respect thereto.

         Section 9. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Director and an authorized officer of the Company. No waiver by the Company or by the
Director of any breach by the other party to this Agreement of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the
Director or an authorized officer of the Company, as the case may be. No failure or delay by the Company or by the Director in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof.

         Section 10. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

         Section 11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

         Section 12. Notices. All notices and other communications required or permitted hereunder shall be in writing (including facsimile transmission and, if an

electronic mail ("E-MAIL") address is given below, e-mail transmission, so long as acknowledgement of receipt of such e-mail is requested and received) and shall be deemed given,

         if to the Company to:

                  Greenhill & Co., Inc.
                  300 Park Avenue
                  New York, New York 10022
                  Attention: [     ]
                  Fax:  212-389-1700

         with a copy to:

                   Davis Polk & Wardwell
                   450 Lexington Avenue
                   New York, New York  10017
                   Attention:
                   Facsimile No.: (212) 450-3800
                   E-mail:

         if to the Director:

                  [Name of Shareholder]
                  [address]
                  Attention:
                  Fax:
                  E-mail:

or such other address or facsimile number (or e-mail address) as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.
Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         Section 13. Headings. The headings of the sections contained in this
Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         Section 14. Counterparts. This Agreement may be executed in two or more counterparts.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                              [DIRECTOR]

                              ------------------------------------------------

                              GREENHILL & CO., INC.

                              By:
                                  --------------------------------------------
                                  Name:
                                  Title: